EXHIBIT 10.8

Description of Executive Compensation

For the fiscal year ended September 2, 2011, compensation paid to the executive officers consisted of their individual salaries. These amounts were as follows:

Name and Position	Salary

Robert A. Placek	$89,539
Chairman of the Board; Director

C. Troy Woodbury, Jr.	$129,532
President and Chief Executive Officer; Director

James Traicoff	$91,910
Treasurer and Chief Financial Officer

The above salary amounts for C.Troy Woodbury, Jr. and James Traicoff reflect a company-wide reduction in paid working hours by approximately 10% beginning in January 2009. Current annual base salaries in effect for these two executive officers are as follows: C.Troy Woodbury, Jr.- $143,924; and James Traicoff- $102,122.